Todd Shoot
SVP, Investor Relations & Treasurer
217-221-4416

FOR IMMEDIATE RELEASE
Monday, May 2, 2022

Titan International, Inc. Reports Strong First Quarter
During the Q4 2021 earnings call, TWI's President & CEO stated that Titan's business was riding a tidal wave. That tidal wave continues!

Quarter Highlights
•Net sales were $556.0 million, a $152.5 million (37.8%) YoY increase, the highest quarterly sales since Q2 2013
•Gross margin was 15.6%
•Adjusted EBITDA was $56.8 million as compared to $26.3 million in Q1 of the prior year

CHICAGO, ILLINOIS, May 2, 2022 - Titan International, Inc. (NYSE: TWI), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the first quarter ended March 31, 2022.

“We were able to pick up right where we left off in 2021 with another stellar quarter to begin the year,” stated Paul Reitz, President and Chief Executive Officer. “All of our business units across all geographies came together to deliver our strongest sales quarter in nearly nine years. The first quarter experienced strong top line growth, along with excellent conversion to the bottom line, as gross margins were 15.6%, adjusted EBITDA was $57 million, and adjusted EBITDA margin climbed to 10.2%, reaching their strongest levels in close to a decade. The runway for our business moving forward looks good and remains similar to what we outlined in March, with both our Agriculture and Earthmoving / Construction segments continuing to reflect strong demand driven by solid market fundamentals.

“Earlier this year, we commented on the positive market dynamics creating a tidal wave for Titan to navigate in 2022 and beyond. We continue to firmly believe this remains the case. Our first quarter results and our 2022 order books clearly support that, along with elevated commodity prices with solid supply-demand fundamentals, used inventory levels at record lows for larger equipment, and demand for new equipment that remains robust. Elaborating further, these positive market forces, combined with delays in order deliveries from the OEM’s due to production challenges, provide support and momentum for a multi-year demand cycle. Aftermarket demand remains very robust reflecting the need for replacement in the midst of shortages of new equipment. Along with the strong agriculture backdrop, order books are solid in earthmoving and construction and should continue to remain positive as infrastructure spending increases globally. Our Titan team will continue to work hard to meet our customers growing expectations and with our impressive and extensive manufacturing footprint that produces quality, innovative products, we are a strong solution to meet the needs of our global customer base.

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“Based on the strength of our first quarter performance and a similar expectation for Q2, we are now anticipating full year net sales above $2.1 billion, with adjusted EBITDA to be around $200 million. This revised outlook reflects more normalized demand and production levels in the second half that are in line with our typical seasonality trends for the business. Based on the increased profitability and strength in the business, our cash flow expectations have also improved, and believe we can deliver between $55 million and $65 million in free cash flow for the full year.

Results of Operations

Net sales for the first quarter ended March 31, 2022, were $556.0 million, compared to $403.5 million in the comparable quarter of 2021, an increase of 37.8 percent. The net sales increase was across all segments and driven by price/product mix and volume, with price having a greater impact due to rising raw material costs and other inflationary impacts in the markets, including freight. The contributing factors to the increase in demand were increased commodity prices, improved farmer income, replacement of an aging large equipment fleet, and lower equipment inventory levels. The increase in net sales was offset by unfavorable foreign currency translation of 4.4 percent or $17.7 million.

Gross profit for the first quarter ended March 31, 2022 was $86.7 million, compared to $53.3 million in the comparable prior year period. Gross margin was 15.6 percent of net sales for the quarter, compared to 13.2 percent of net sales in the comparable prior year period. The increase in gross profit and margin was driven by the impact of increases in net sales, as described previously, primarily reflective of productivity improvements across all production facilities. In addition, cost reduction and production initiatives continue to be executed across global production facilities.

Selling, general, administrative, research and development (SGARD) expenses for the first quarter of 2022 were $39.1 million, compared to $36.6 million for the comparable prior year period. As a percentage of net sales, SGARD was 7.0 percent, compared to 9.1 percent for the comparable prior year period. The increase in SG&A was driven primarily by an increase in variable costs associated with improved operating performance and growth in sales.

Income from operations for the first quarter of 2022 was $44.7 million, or 8.0 percent of net sales, compared to an income of $14.2 million, or 3.5 percent of net sales, for the first quarter of 2021.  The increase in income was primarily due to the higher sales and improvements in gross profit margins.

Sale of Australian Wheel Business

On March 29, 2022, the Company entered into a definitive agreement for the sale of its Australian wheel business, to OTR Tyres, a local leading national tire, wheel and service provider. The closing date of the transaction was March 31, 2022. The sale includes gross proceeds and cash to be repatriated of approximately $17.5 million, and the assumption of all liabilities, including employee and lease obligations. During the quarter ended March 31, 2022, the Company recorded a loss on sale of approximately $10.9 million which was comprised primarily of the release of the cumulative translation adjustment of approximately $10 million and closing costs associated with the completion of the transaction of approximately $0.9 million.

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Segment Information

Agricultural Segment

(Amounts in thousands)	Three months ended
	March 31,
	2022	2021	% Increase/(Decrease)
Net sales	$309,600	$208,759	48%
Gross profit	47,924	29,789	61%
Profit margin	15.5%	14.3%	8%
Income from operations	30,117	15,283	97%

During the quarter ended March 31, 2022, net sales increased 48 percent driven by price/product mix and volume due to significant demand increases in the global agricultural market, reflective of improved farm commodity prices and increased farmer income, the need for replacement of an aging large equipment fleet and the need to replenish equipment inventory levels within the equipment dealer channels. Pricing is primarily reflective of increases in raw material and other inflationary cost increases in the markets, including freight.

The increase in gross profit and margin is primarily attributable to the impact of increases in net sales as described previously and cost reduction and productivity initiatives executed across global production facilities. The Company balanced the increases of related raw materials and other inflationary cost impacts with corresponding price increases to protect profitability.

Earthmoving/Construction Segment

(Amounts in thousands)	Three months ended
	March 31,
	2022	2021	% Increase/(Decrease)
Net sales	$201,259	$164,807	22%
Gross profit	31,375	19,742	59%
Profit margin	15.6%	12.0%	30%
Income from operations	15,840	5,575	184%

During the quarter ended March 31, 2022, the 22 percent increase in earthmoving/construction net sales was driven by increased price/product mix and volume, which were primarily due to improvements in global economic conditions and recovery in construction markets, including the return to normalized supply and demand levels after the effects of the COVID-19 pandemic in previous years. Pricing increases were implemented because of inflationary input costs.

The increase in gross profit and margin was primarily driven by continued improved production efficiencies stemming from the strong management actions taken to improve profitability for the long-term. Again, the Company balanced the increases related to raw materials and other inflationary cost impacts with corresponding price increases to protect profitability.

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Consumer Segment

(Amounts in thousands)	Three months ended
	March 31,
	2022	2021	% Increase/(Decrease)
Net sales	$45,138	$29,952	51%
Gross profit	7,430	3,734	99%
Profit margin	16.5%	12.5%	32%
Income from operations	4,882	1,667	193%

During the quarter ended March 31, 2022, the 51 percent increase in net sales was driven by favorable price/product mix and volume impact to net sales. Demand increases related to utility truck tires in Latin America increased during the first quarter of 2022. The Company has also experienced growth related to specialty products in the United States, primarily custom mixing of rubber stock to third parties.

The increase in gross profit and margin was due primarily to sales growth, increased price/product mix and the positive impact of sales volume increase on overhead absorption.

Non-GAAP Financial Measures

Adjusted EBITDA was $56.8 million for the first quarter of 2022, compared to $26.3 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income (loss) to EBITDA and adjusted EBITDA can be found at the end of this release.

Adjusted net income applicable to common shareholders for the first quarter of 2022 was income of $28.2 million, equal to income of $0.44 per basic and diluted share, compared to income of $4.1 million, equal to income of $0.07 per basic and diluted share, in the first quarter of 2021. The Company utilizes adjusted net income applicable to common shareholders, which is a non-GAAP financial measure, as a means to measure its operating performance. A reconciliation of net income (loss) applicable to common shareholders and adjusted net income (loss) applicable to common shareholders can be found at the end of this release.

Financial Condition

The Company ended the first quarter of 2022 with total cash and cash equivalents of $98.1 million, compared to $98.1 million at December 31, 2021. Long-term debt at March 31, 2022, was $484.6 million, compared to $452.5 million at December 31, 2021. Short-term debt was $37.9 million at March 31, 2022, compared to $32.5 million at December 31, 2021. Net debt (total debt less cash and cash equivalents) was $424.3 million at March 31, 2022, compared to $386.8 million at December 31, 2021. The increase in net debt during the first three months of 2022 was primarily due to managed investments in working capital to support the business growth as well as $25 million of additional borrowings to fund the repurchase of common stock.

Net cash used by operating activities for the first three months of 2022 was $18.5 million, compared to net cash used by operations of $16.0 million for the comparable prior year period. Capital expenditures were $7.6 million for the first three months of 2022, compared to $8.9 million for the comparable prior year period. Capital expenditures during the first three months of 2022 and 2021 represent equipment replacement and improvements, along with new tools, dies and molds related to new product development, as the Company seeks to enhance the Company’s manufacturing capabilities and drive productivity gains.

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Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the first quarter financial results on Tuesday, May 3, 2022, at 9 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed using the following link https://events.q4inc.com/attendee/321965608 or on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 15 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

In order to participate in the real-time teleconference, with live audio Q&A, participants should use one of the following dial in numbers:

United States Toll Free: 1 844 200 6205
United States: 1 646 904 5544
All other locations: +1 929 526 1599

Participants Access Code: 629933

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

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Titan International, Inc.
Consolidated Statements of Operations
Amounts in thousands, except per share data

	Three months ended
	March 31,
	2022	2021
	(unaudited)	(unaudited)

Net sales	$555,997	$403,518
Cost of sales	469,268	350,253
Gross profit	86,729	53,265
Selling, general and administrative expenses	36,227	34,028
Research and development expenses	2,920	2,553
Royalty expense	2,874	2,453
Income from operations	44,708	14,231
Interest expense	(7,907)	(7,523)
Foreign exchange gain	5,317	9,477
Other expense	(8,859)	(368)
Income before income taxes	33,259	15,817
Provision for income taxes	8,681	2,594
Net income	24,578	13,223
Net income (loss) attributable to noncontrolling interests	656	(351)
Net income attributable to Titan and applicable to common shareholders	23,922	13,574

Income per common share:
Basic	$0.37	$0.22
Diluted	$0.37	$0.22
Average common shares and equivalents outstanding:
Basic	63,860	61,466
Diluted	64,350	62,414

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Titan International, Inc.
Consolidated Balance Sheets
Amounts in thousands, except share data

	March 31, 2022	December 31, 2021

Assets
Current assets
Cash and cash equivalents	$98,144	$98,108
Accounts receivable, net	309,411	255,180
Inventories	424,200	392,615
Prepaid and other current assets	79,715	67,401
Total current assets	911,470	813,304
Property, plant and equipment, net	298,285	301,109
Operating lease assets	12,526	20,945
Deferred income taxes	15,888	16,831
Other long-term assets	31,132	30,496
Total assets	$1,269,301	$1,182,685

Liabilities
Current liabilities
Short-term debt	$37,853	$32,500
Accounts payable	302,382	278,099
Other current liabilities	151,660	140,214
Total current liabilities	491,895	450,813
Long-term debt	484,600	452,451
Deferred income taxes	4,124	3,978
Other long-term liabilities	42,962	48,271
Total liabilities	1,023,581	955,513

Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 66,525,269 issued at March 31, 2022 and 66,492,660 at December 31, 2021)	—	—
Additional paid-in capital	561,849	562,340
Retained deficit	(61,517)	(85,439)
Treasury stock (at cost, 3,900,695 shares at March 31, 2022 and 80,876 shares at December 31, 2021)	(24,782)	(1,121)
Accumulated other comprehensive loss	(227,176)	(246,480)
Total Titan shareholders’ equity	248,374	229,300
Noncontrolling interests	(2,654)	(2,128)
Total equity	245,720	227,172
Total liabilities and equity	$1,269,301	$1,182,685

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Titan International, Inc.
Consolidated Statements of Cash Flows
All amounts in thousands

	Three months ended March 31,
Cash flows from operating activities:	2022	2021
Net income	$24,578	$13,223
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation and amortization	11,348	12,560
Loss on sale of Australian wheel business	10,890	—
Deferred income tax provision (benefit)	995	(402)
Gain on fixed asset and investment sale	(110)	(485)
Stock-based compensation	488	570
Issuance of stock under 401(k) plan	360	339
Foreign currency gain	(5,448)	(9,571)
(Increase) decrease in assets:
Accounts receivable	(57,332)	(63,803)
Inventories	(34,240)	(27,313)
Prepaid and other current assets	(9,606)	(3,297)
Other assets	(330)	337
Increase (decrease) in liabilities:
Accounts payable	23,918	60,581
Other current liabilities	13,728	401
Other liabilities	2,244	898
Net cash used for operating activities	(18,517)	(15,962)
Cash flows from investing activities:
Capital expenditures	(7,637)	(8,861)
Proceeds from the sale of the Australian wheel business	9,293	—
Proceeds from sale of fixed assets	756	545
Net cash provided by (used for) investing activities	2,412	(8,316)
Cash flows from financing activities:
Proceeds from borrowings	76,782	21,881
Repurchase of common stock	(25,000)	—
Payment on debt	(39,483)	(12,398)
Other financing activities	(586)	(2,409)
Net cash provided by financing activities	11,713	7,074
Effect of exchange rate changes on cash	4,428	(4,273)
Net increase (decrease) in cash and cash equivalents	36	(21,477)
Cash and cash equivalents, beginning of period	98,108	117,431
Cash and cash equivalents, end of period	$98,144	$95,954
Supplemental information:
Interest paid	$869	$1,059
Income taxes paid, net of refunds received	$2,083	$3,703

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net income (loss) attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt, as we believe that they assist investors with analyzing our business results. In addition, management reviews each of these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, and net debt should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net income attributable to Titan to net income (loss) applicable to common shareholders, the most directly comparable GAAP financial measure, for the three month periods ended March 31, 2022 and 2021.

	Three months ended
	March 31,
	2022	2021

Net income applicable to common shareholders	$23,922	13,574
Adjustments:
Foreign exchange gain	(5,317)	(9,477)
Loss on sale of Australian wheel business	10,890	—
Proceeds from government grant	(1,324)	—
Adjusted net income attributable to Titan	$28,171	$4,097

Adjusted earnings per common share:
Basic	$0.44	$0.07
Diluted	0.44	0.07

Average common shares and equivalents outstanding:
Basic	63,860	61,466
Diluted	64,350	62,414

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The table below provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA, which are non-GAAP financial measures, for the three month periods ended March 31, 2022 and 2021.

	Three months ended
	March 31,
	2022	2021

Net income (loss)	$24,578	$13,223
Adjustments:
Provision for income taxes	8,681	2,594
Interest expense, excluding interest income	7,948	7,409
Depreciation and amortization	11,348	12,560
EBITDA	$52,555	$35,786
Adjustments:
Foreign exchange gain	(5,317)	(9,477)
Loss on sale of Australian wheel business	10,890	—
Proceeds from government grant	(1,324)	—
Adjusted EBITDA	$56,804	$26,309

The table below sets forth, for the three month period ended March 31, 2022, the impact to net sales of currency translation (constant currency) by geography (in thousands, except percentages):

	Three Months Ended March 31,			Change due to currency translation		Three Months Ended March 31, 2022
	2022	2021	% Change from 2021	$	%	Constant Currency
United States	$277,055	$186,405	48.6%	—	—%	$277,055
Europe / CIS	145,169	112,163	29.4%	(12,707)	(11.3)%	157,876
Latin America	98,998	66,143	49.7%	3,135	4.7%	95,863
Other International	34,775	38,807	(10.4)%	(8,079)	(20.8)%	42,854
	555,997	403,518	37.8%	(17,651)	(4.4)%	573,648

The table below provides a reconciliation of net debt, which is a non-GAAP financial measure:

	March 31, 2022	December 31, 2021	March 31, 2021

Long-term debt	$484,600	$452,451	$440,576
Short-term debt	37,853	32,500	31,076
Total debt	$522,453	$484,951	$471,652
Cash and cash equivalents	98,144	98,108	95,954
Net debt	$424,309	$386,843	$375,698

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